Exhibit 10.4

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE ("First Amendment") is made and entered into as of October 10, 2020, by and between HCP LIFE SCIENCE ESTATES, INC., a Delaware corporation ("Landlord"), and SORRENTO THERAPEUTICS, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

A.
Landlord and Tenant are parties to the Lease dated November 13, 2018 (the "Lease"), pursuant to which Tenant leases approximately 61,207 rentable square feet of space (the "Premises") located on that certain two (2)-story building located at 4939 Directors Place, San Diego, California 92121 ("Building").
B.
The parties desire to amend the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.
2.
Condition of the Premises. Except as expressly provided in the Lease or this First Amendment, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Except as expressly provided in the Lease or this First Amendment, Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Tenant’s business.
3.
Fitness Center. The first sentence of Section 5.4 of the Lease is hereby amended and restated in its entirety as follows:

"Landlord and Tenant hereby acknowledge that Landlord currently operates a fitness center (the "Fitness Center") in Project, and, for so long as Landlord continues to operate the Fitness Center, the use of the Fitness Center shall be limited to (i) Tenant and Tenant’s employees, (ii) the tenants and their employees of the building located at 4921 Directors Place, San Diego, California 92121 (the "4921 Building"), and (iii) the tenants and their employees of the 4955 DP Building and, if constructed, the Landlord Spec Building. For the avoidance of doubt, Tenant and

-1-	HEALTHPEAK, INC. [4939 Directors Place] [Sorrento Therapeutics, Inc.]

Tenant’s employees shall have exclusive access to the parking area located at the Building and no other tenants of the Project or their employees or visitors shall be permitted to use the Building’s parking area despite being granted access to the Fitness Center; provided, however, Landlord shall have the right to reserve and dedicate up to six (6) parking spaces near the Fitness Center for the exclusive use of the tenant and their employees of the 4921 Building and, if constructed, the tenants and their employees of the Landlord Spec Building."

4.
Tenant Improvement Allowance. The last sentence of Section 2.1.1 of the Tenant Work Letter, attached to the Lease as Exhibit B, is hereby amended and restated in its entirety as follows:

"In the event that the Tenant Improvement Allowance is not fully utilized by Tenant on or before December 31, 2020 (such unused amount to be known as the "Unused TIA"), then Tenant may, by written notice to Landlord on or before December 31, 2020, elect to receive a credit against Base Rent otherwise due and owing under this Lease commencing on January 1, 2021 (provided that Landlord may, upon thirty (30) days’ prior notice to Tenant and at Landlord’s sole option, elect to accelerate the credit against Base Rent and apply the same to an earlier Lease Month(s) as designated by Landlord in such notice), in an amount equal to fifty percent (50%) of the Unused TIA, not to exceed a total of two (2) months of Base Rent (calculated at the Base Rent for January, 2021)."

5.
Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to the owing on account of any dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
6.
Counterparts. This First Amendment may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single document. Signatures of the parties transmitted by electronic mail PDF format shall be deemed to constitute originals and may be relied upon, for all purposes, as binding the transmitting party hereto. The parties intend to be bound by the signatures transmitted by electronic mail PDF format, are aware that the other party will rely on such signature, and hereby waive any defenses to the enforcement of the terms of this First Amendment based on the form of signature. At the request of either party, an original of any such PDF scanned document transmitted via email is to be sent to such requesting party.

-2-	HEALTHPEAK, INC. [4939 Directors Place] [Sorrento Therapeutics, Inc.]

7.
No Further Modification; Conflict. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and this First Amendment, the terms of this First Amendment shall prevail.

[SIGNATURES FOLLOW ON NEXT PAGE]

-3-	HEALTHPEAK, INC. [4939 Directors Place] [Sorrento Therapeutics, Inc.]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"	HCP LIFE SCIENCE ESTATES, INC., a Delaware Corporation By: /s/ Michael Dorris Michael Dorris Print Name Its: SVP

"TENANT"	SORRENTO THERAPEUTICS, INC., a Delaware corporation By: /s/ Henry Ji Name: Henry Ji, Ph.D. Title: President & CEO

-4-	HEALTHPEAK, INC. [4939 Directors Place] [Sorrento Therapeutics, Inc.]